CATALYST
                               Corporate Finance Lawyers

                                                                     Exhibit 5.1
                                                                     -----------
July 9, 2002


Cardiome Pharma Corp.
3650 Wesbrook Mall
Vancouver, British Columbia
Canada V65 2L2

     Re:   Cardiome Pharma Corp. (the "Company") - Form F-3

Ladies and Gentlemen:

     We are Canadian counsel for the Company, a corporation existing under the federal laws of Canada. We are rendering this opinion in connection with the filing of the Company's registration statement on Form F-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the resale by the selling stockholders named in the Registration Statement of 8,942,805 common shares of the Company (the "Outstanding Shares") and 896,023 common shares of the Company issuable upon exercise of warrants (the "Warrant Shares").

     We have made or caused to be made such investigations and examined originals or copies certified or otherwise identified to our satisfaction, of such records and corporate proceedings, certificates and other documents that we have considered relevant to this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or confirmed copies or facsimiles.

     The opinions expressed herein are limited to the application of the laws of the Province of British Columbia and the laws of Canada applicable therein, in effect on the date hereof. This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein.

     Based on and subject to the foregoing, we are of the opinion that (1) the Outstanding Shares have been validly issued and are outstanding as fully paid and non-assessable and (2) the Warrant Shares have been reserved for issuance by the Corporation, and will be issued and outstanding as fully paid and non-assessable when certificates representing the Shares have been duly executed, countersigned and registered and delivered to the warrant holder against payment of the agreed consideration therefor.

     This opinion may be delivered only to the Securities and Exchange ommission (the "SEC") and is solely for the benefit of the SEC in connection with the Company's filing of the Registration Statement. This opinion may not be relied upon by the SEC for any other purpose or by any other person, firm, or corporation for any purpose without the prior written consent of this firm.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm wherever it appears in the Registration Statement.


                                      Very truly yours,


                                      /s/ Catalyst Corporate Finance Lawyers


car450\us filings\1168

           1400-1055 West Hastings Street, Vancouver, BC V6E 2E9 Canada Telephone 604 688.6900 - Facsimile 604 443.7000 - Web Site www.catalyst-law.com
                         A Partnership of Law Corporations

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